Exhibit 99.1

Amphenol

News Release

World Headquarters
358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Edward G. Jepsen
Executive Vice President and
Chief Financial Officer
(203) 265-8650
www.amphenol.com

AMPHENOL ANNOUNCES STOCK REPURCHASE PROGRAM

Wallingford, Connecticut. March 4, 2004. Amphenol Corporation (NYSE-APH) announced that its Board of Directors has authorized an open market stock repurchase program of up to one million shares (on a pre-split basis) of its Common Stock during the period ending December 31, 2005. The primary purpose of the program would be to partially offset the additional dilution resulting from the exercise of stock options.  The Company indicated that the timing and price of any such purchases will depend on market conditions.  The Company presently has approximately 44.3 million shares of Common Stock outstanding.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  The primary end markets for the Company’s products are communication systems for wired and wireless voice, internet and broadband networks, industrial, automotive, military and aerospace applications.

/jem

PR March 4, 2004